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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On the evening of June 8, 2026, the Radoff-JEC Group mailed an open letter and information sheet to stockholders of the Company, which are included below and are also attached hereto as Exhibit 1 and incorporated herein by reference.

VOTE FOR THE RADOFF-JEC GROUP'S NOMINEES TODAY TO PREVENT FURTHER VALUE DESTRUCTION AT SEER (NASDAQ: SEER)

June 2026

Fellow Stockholder,

Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the "Radoff-JEC Group" or "we") are the collective owners of approximately 7.7% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) ("Seer" or the "Company"). We are asking for your support to replace three current members of Seer's Board of Directors (the "Board") with three new independent directors: Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini.

The choice in front of you is simple:

- **Vote to reelect the current directors** we are targeting (Chairman and CEO Omid Farokhzad, M.D., Terrance McGuire and Dipchand Nishar), **which likely means accepting additional cash burn, losses, value destruction and anti-stockholder behavior** while betting on Dr. Farokhzad's promise of future value creation despite no past evidence of success.

- **Vote to elect new directors** (Dr. Berman, Mr. Horowitz and Mr. Rinaldini), **who have the requisite experience** in public company governance, capital allocation, M&A and biotechnology **to rebuild value at Seer and oversee a robust, credible strategic review process for the benefit of all stockholders**.

We believe the results of the current directors speak for themselves and overwhelmingly support the conclusion that immediate change is needed:

Seer's Value Destruction Since IPO[1]

60.0%
40.0%
20.0%
0.0%
-20.0%
-40.0%
-60.0%
-80.0%
-100.0%
Dec-20
Dec-21
Dec-22
Dec-23
Dec-24
Dec-25
55.1%
-1.4%
-96.7%
seer
Seer
S&P Biotechnology Select Industry Index
Russell 2000 Index

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VOTE FOR THE RADOFF-JEC GROUP'S NOMINEES TODAY TO PREVENT FURTHER VALUE DESTRUCTION AT SEER (NASDAQ: SEER)

This letter and accompanying proxy statement outline how I) Seer has destroyed stockholder value under the current Board and CEO, II) Seer's 1Q26 earnings and trajectory point to further losses – not momentum, and III) a sale of the Company would, in our view, provide stockholders with immediate value that is at risk of further destruction under the current leadership team. Seer will tell you that it already has the right directors for the job and that its strategy is building momentum. **But the facts reveal that Seer has been an abject failure in the public markets: virtually non-existent growth, ~$311 million spent, a -97.0% stock price decline and a persistently massive trading discount to net cash.**[2]

If you vote for management at this year's Annual Meeting of Stockholders, you face the very real risk of further value destruction. Stockholders cannot trust these same Company insiders to look after our best interests. After all, Seer's independent directors have little to no personal capital at risk – **they've never purchased a single share** of the Company.[3] Dr. Farokhzad himself has sold over $103 million worth of Seer shares since the Company's IPO (more than the Company's current entire market capitalization!), while collecting ~$37 million in compensation and living ~3,000 miles away from the Company's office.[4] Vote for change today: elect the Radoff-JEC Group's nominees to ensure you have qualified, truly independent directors representing you in the boardroom.

I. Seer Has Destroyed Stockholder Value While Enriching Insiders Under the Current Directors

Seer shares have declined and drastically underperformed over every relevant measurable period since the Company's 2020 IPO:

Total Stockholder Returns[5]

	1-Year	3-Year	5-Year	Since Seer IPO
Seer	-18.4%	-54.7%	-96.8%	-97.0%
Seer vs. S&P Biotechnology Select Industry Index	-100.2%	-128.3%	-97.9%	-93.5%
Seer vs. Russell 2000 Index	-63.9%	-109.5%	-122.3%	-146.3%

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Seer's operating results since its 2020 IPO have been similarly abysmal:

Operating Results (in thousands)[6]						
	FY2020	**FY2021**	**FY2022**	**FY2023**	**FY2024**	**FY2025**
Revenue	$656	$6,617	$15,493	$16,661	$14,170	$16,578
Operating Loss	($33,649)	($71,473)	($97,235)	($103,463)	($100,101)	($77,992)
Operating Expenses	$34,305	$74,885	$104,328	$111,969	$107,156	$86,457
Cash Burn[7]	$25,362	$53,269	$70,875	$66,374	$49,350	$45,599

Seer's shares have persistently traded at a massive discount to the Company's net cash balance – currently $92.4 million market capitalization versus $219.5 million in cash and no debt.[8] **The public market attributes negative $127.1 million of value to the Company's management, Board and business plan**.

Rather than hold Chairman and CEO Dr. Farokhzad accountable for the destruction of stockholder value, discount to net cash, lack of revenue growth, cash burn and uninspiring operating plan, the Board has instead handsomely enriched Dr. Farokhzad at the apparent expense of stockholders:

Chairman and CEO Dr. Farokhzad's Compensation[9]		
FY2020-FY2025: Total Compensation	**FY2020-FY2025: Average Compensation**	**FY2020-FY2025: Average Revenue**
$36,594,879	$6,099,147	$11,695,833

Dr. Farokhzad's average annual compensation from 2020 through 2025 accounts for more than half of the Company's average revenue over the same period. His total annual compensation includes amounts the Company reimburses to Dr. Farokhzad for the cost of his commute from his home in Massachusetts to the Company's headquarters in California. Adding insult to injury, **Dr. Farokhzad has personally sold more stock than the Company's current entire market capitalization**.

The Board also unilaterally adopted a poison pill in February of this year that prevents stockholders from accumulating beneficial ownership of 4.9% or more of Seer's shares. The Board did this under the guise of "tax benefit preservation" despite Seer having a near zero chance of generating taxable income under the current leadership team. This move is clearly aimed at protecting an underperforming management team and Board from accountability and denying stockholders the ability to benefit from a potential buyout at a premium.

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II. Seer Has No Credible Plan to Create Value Under Chairman and CEO Dr. Farokhzad

The midpoint of the Company's current revenue range guidance for 2026 implies only 3% growth or roughly $400,000 in incremental revenue compared to last year.[10] **The 2026 cash burn to achieve this incremental $400,000 in revenue is expected to exceed $40 million**.

In 1Q26, Dr. Farokhzad managed to deliver results that were below the market's already-low expectations. **Seer burned through $15.7 million in the quarter while achieving just $2.8 million in revenue, representing a 34% decrease from the corresponding prior year period**.[11]

According to Dr. Farokhzad's own strategic plan disclosed in October 2025, **he does not expect Seer to achieve profitability until 2031**.[12] Seer stockholders should also be aware of Dr. Farokhzad's track record of destroying more than $1 billion in investor capital across Seer, BIND Therapeutics, Inc. (formerly NASDAQ: BIND), Selecta Biosciences, Inc. (formerly NASDAQ: SELB), Tarveda Therapeutics, Inc. and Senti Biosciences, Inc. (n/k/a Senti Biosciences Holdings, Inc.; NASDAQ: SNTI).[13] **In each of these cases, the company either went bankrupt or the share price declined more than 90% – or, in some cases, both.**

III. We Believe a Sale of Seer Is Now the Best Possible Outcome for Stockholders

Seer has no future as a publicly traded company under the same leadership of Dr. Farokhzad and his allies. We believe an immediate sale of the Company would be in the best interest of all stockholders and provide immediate value that is at risk of further destruction under the current leadership team.

As you may be aware, the Radoff-JEC Group has already submitted three public proposals to acquire Seer:

- **April 13, 2026:** Proposal to acquire the Company for $2.25 per share in cash, a 33% premium to the unaffected closing price, and a contingent value right ("CVR") for stockholders to receive potential additional value from the sale of Seer's assets.

- **April 24, 2026:** Improved proposal to acquire the Company for $2.35 per share in cash, a 39% premium to the unaffected closing price, and the same CVR.

- **May 14, 2026:** Third proposal to acquire the Company for $2.40 per share in cash, a 42% premium to the unaffected closing price, and the same CVR.

The Board did not respond to our April 13 proposal, rejected our April 24 proposal without engaging with us and rejected our May 14 proposal – again, without engaging with us. As stockholders of Seer, we believe it is a potential breach of fiduciary duty for the Board to refuse to engage with a bidding party and reject an acquisition offer that could represent superior value for investors compared to what could reasonably be expected under the status quo.

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We continue to urge the independent members of the Board and its financial advisors to engage with us and negotiate a transaction that will benefit all stockholders. To be clear, our proposal is not subject to any financing contingency, and we are ready to move expeditiously to close a transaction. But regardless of whether the Board pursues a transaction, we do not believe Seer stockholders can afford the continued value destruction and poor operating results that have been overseen by Dr. Farokhzad.

Our view is that new and independent qualified directors must be elected to the Board to ensure the interests of the Company's true owners – its stockholders – are served. This is why we have nominated three independent director candidates who collectively possess the biotechnology, capital allocation, M&A and public company governance experience that we believe is urgently needed in Seer's boardroom.

Howard H. Berman, Ph.D.

- Unique combination of business acumen and scientific credibility, coupled with experience as a Co-Founder, CEO and Chairman of the board of directors of a public biotechnology company.
- CEO and Chairman of the board of directors of ReAlta Life Sciences, Inc., a clinical-stage biopharmaceutical company focusing on treatments for inflammation-driven diseases.
- Member of the board of directors of Atea Pharmaceuticals, Inc. (NASDAQ: AVIR), a late-stage biopharmaceutical company focused on antiviral drug development.
- Co-Founder and former CEO, Executive Chairman and Chairman of the board of directors of Coya Therapeutics, Inc. (NASDAQ: COYA), a clinical-stage biotechnology company.

Joshua S. Horowitz

- Extensive private and public company board service experience across a wide range of industries, coupled with financial, investment management, capital markets and corporate governance expertise.
- Portfolio Manager and Managing Director at Palm Management (US) LLC, a registered investment advisor, where he manages the Palm Global Small Cap Master Fund LP, a long/short value strategy investment partnership focused on small-cap issuers.
- Former Director of Research at Inverlochy Capital, Inc., a value-focused asset management firm, and Berggruen Holdings LLC, a multi-billion-dollar family office.
- Member of the board of directors of Barnwell Industries, Inc. (NYSE: BRN), BK Technologies Corporation (NYSE: BKTI) and Limbach Holdings, Inc. (NASDAQ: LMB), and a former director of several other public companies.

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Luis E. Rinaldini

- Extensive leadership experience in finance and investment banking and track record in overseeing complex and high-value transactions.
- Founder and Chief Executive Officer of Groton Partners LLC, a merchant banking firm.
- Former Vice Chairman and Global Head of Telecom Mergers & Acquisitions at Credit Suisse First Boston and Senior Managing Director at Lazard Frères & Co. LLC.
- Former member of the board of directors of Acacia Research Corporation (NASDAQ: ACTG), an acquirer and operator of private and public businesses focused on the industrial, energy and technology sectors.

We believe these three nominees have the right skillsets and experience to rebuild value at Seer and oversee a robust and credible strategic process for the benefit of all stockholders. As such, we encourage you to vote "**FOR**" the **Radoff-JEC Group's nominees** on the **WHITE** universal proxy card ahead of Seer's July 28 Annual Meeting of Stockholders. Thank you for your support.

Sincerely,

Bradley L. Radoff and Michael Torok

If you have any questions about how to vote your shares, please contact:

saratoga

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New York, NY 10018

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View key materials at www.SaratogaProxy.com/SEER

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Citations:

[1] FactSet; total stockholder return graph from December 4, 2020 through June 4, 2026.

[2] Company Form 10-K filings for the years ended December 31, 2020; December 31, 2021; December 31, 2022; December 31, 2023; December 31, 2024; and December 31, 2025. FactSet; change in share price calculated as of market close on April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial non-binding proposal to acquire the Company.

[3] Form 3 and 4 filings.

[4] Form 4 filings made by Dr. Farokhzad. The Company's DEF 14A filings on April 28, 2022; April 28, 2023; April 26, 2024; and May 28, 2025; and DEFC 14A filing on June 3, 2026.

[5] FactSet. Calculated as of market close on April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial non-binding proposal to acquire the Company.

[6] The Company's Form 10-K filings for the years ended December 31, 2020; December 31, 2021; December 31, 2022; December 31, 2023; December 31, 2024; and December 31, 2025.

[7] Defined as the sum of net cash used in operating activities and net purchases of property and equipment.

[8] Market capitalization per FactSet as of market close on May 20, 2026, the day before we filed our preliminary proxy statement. Cash and cash equivalents, short-term investments and long-term investments as of March 31, 2026 from the Company's Form 10-Q for the quarter ended March 31, 2026 filed on May 13, 2026.

[9] The Company's DEF 14A filings on April 28, 2022; April 28, 2023; April 26, 2024; and May 28, 2025; and DEFC 14A filing on June 3, 2026.

[10] The Company's Q4 and full-year 2025 earnings release filed on February 26, 2026.

[11] The Company's Q1 2026 earnings release filed on May 13, 2026.

[12] The Company's PRE 14A filed on October 10, 2025.

[13] Respective company filings and announcements.

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CORRECTING SEER AND OMID FAROKHZAD'S MISLEADING STATEMENTS

Don't be misled by Seer's omissions and spin tactics. Before you vote, arm yourself with the facts.

Seer's Reasons for Rejecting Our Premium Bids[1]	The Reality
"[T]he Board carefully reviewed the Revised Proposal in consultation with its independent financial and legal advisors. Following a thorough analysis, the Board concluded that the Revised Proposal significantly undervalues Seer."	The Board never spoke to us. Dr. Farokhzad has incinerated more than $1 billion of investor capital across at least five separate companies. At Seer, Dr. Farokhzad has overseen a -97.0% share price decline, non-existent revenue growth and ~$311 million cash burn. Taken together, how can stockholders believe the potential value of Seer as a standalone enterprise under Dr. Farokhzad will be superior to the $2.40 per share in cash and CVR that we are offering? Dr. Farokhzad and the other directors have been granted stock options at exercise prices well below our $2.40 per share cash offer, and received restricted stock units based on a share price below our offer as well.
"[T]he Second Unsolicited Proposal fails to reflect the value of Seer's Proteograph Product Suite platform, as well as Seer's technology leadership, adoption momentum and standalone growth prospects."	Seer is a microcap business that is projected to grow revenue by just 3% this year after burning nearly $16 million in cash in the most recent quarter. The Company's first quarter results were so disappointing that its stock – which had risen following our initial acquisition proposal – fell to below the unaffected share price in the days after the earnings report.[2]

[1] The Company's April 27, 2026 press release and 2026 proxy statement.
[2] FactSet. On April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial non-binding proposal to acquire the Company, Seer's share price closed at $1.69. One week after the Company reported Q1 2026 earnings on May 13, 2026, Seer's share price closed at $1.68 on May 20, 2026.

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Dr. Farokhzad's False Narrative[3]	The Reality
"[Dr. Farokhzad has] deep expertise in biotechnology, nanotechnology, drug delivery, and building innovative life sciences platforms."	Dr. Farokhzad conveniently omits the fact that he has destroyed more than $1 billion in investor capital across Seer, BIND Therapeutics, Inc. (formerly NASDAQ: BIND), Selecta Biosciences, Inc. (formerly NASDAQ: SELB), Tarveda Therapeutics, Inc. and Senti Biosciences, Inc. (n/k/a Senti Biosciences Holdings, Inc.; NASDAQ: SNTI).[4] In each of these cases, the company either went bankrupt or the share price declined more than 90% – or, in some cases, both. The failures at Seer and its -97.0% share price decline are consistent with Dr. Farokhzad's track record across multiple companies.
"Seer was founded by visionaries who, collectively, remain the Company's largest stockholders by a significant margin."	Seer's Board unilaterally adopted a poison pill to prevent stockholders from owning more than 4.9% of the Company. Dr. Farokhzad himself has sold over $103 million of Seer stock since the Company's IPO – that's more stock than the Company's current entire market capitalization. Seer's independent directors have never purchased a single share of the Company.
"We believe that electing any of Radoff and Torok's nominees would diminish the overall quality of Seer's Board."	Seer's Board is full of Dr. Farokhzad's connections – electing our nominees would inject much-needed independence and quality. Targeted directors Dipchand Nishar and Terrance McGuire were involved with a SPAC that was founded by Dr. Farokhzad and combined with Senti Biosciences, Inc., as was director Robert Langer, Sc.D., who has had a front-row seat to each of Dr. Farokhzad's five spectacular failures. Director Isaac Ro is also a board member of PrognomIQ, where Dr. Farokhzad is board chair and of which Seer owns approximately 20%.

[3] The Company's June 3, 2026 DEF14A filing.
[4] Respective company filings and announcements.

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